     EXHIBIT 1.2
GRUBB & ELLIS HEALTHCARE REIT, INC.
Up to $2,200,000,000 in Shares of Common Stock
PARTICIPATING BROKER-DEALER AGREEMENT
Ladies and Gentlemen:
     Grubb & Ellis Securities, Inc., a California corporation, as the dealer manager (“Dealer Manager”) for Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation (the “Company”), invites you (“Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Dealer Manager Agreement between the Dealer Manager and the Company dated September 20, 2006 in the form attached hereto as Exhibit “A” (the “Dealer Manager Agreement”).
     I. Dealer Manager Agreement
     By Dealer’s acceptance of this Agreement, Dealer will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including, but not limited to, Section 6.3 of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Dealer Indemnified Persons.
     Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“Supplemental Information”).
     II. Submission of Orders
     Dealer hereby agrees to solicit, as an independent contractor and not as the agent of the Dealer Manager or of the Company (or their affiliates), persons acceptable to the Company to purchase the Shares pursuant to the subscription agreement in the form attached to the Prospectus and in accordance with the terms of the Prospectus. Dealer hereby agrees to diligently make inquiries as required by this Agreement, as set forth in the Prospectus, and as required by all applicable laws of all prospective investors in order to ascertain whether a purchase of the Shares is suitable for each such investor.
     Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “Grubb & Ellis Healthcare REIT, Inc.” Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:
     1. Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by Dealer for deposit to the Company.
     2. Where, pursuant to the Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to the Company.

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     3. If the Dealer receives a check that is made payable to the escrow agent after the minimum offering is obtained, the Dealer shall deposit such check with the escrow agent.
     III. Pricing
     Except as described in the Prospectus, set forth in Article IV or with respect to volume discounts as described below, Dealer agrees to sell the Shares for a per Share cash price as follows:

Distribution Channel	Primary Shares	DRP Shares
Dealers	$10.00	$9.50
     The Shares shall be sold at reduced prices as follows:

Shares purchased by a purchaser		Price
1	50,000	$10.00
50,001	100,000	$9.90
100,001	200,000	$9.80
200,001	500,000	$9.70
500,001	750,000	$9.60
750,001	1,000,000	$9.50
1,000,001	and up	$9.40
     The discounts noted in the above table will be applied on a transaction-by-transaction basis and in a progressive fashion. All commissions will be paid based on a $10.00 per share issue price without regard to any discounts based on volume. By way of example, an investment transaction of $1,250,000 would pay 7.00% commission on the first $500,000 (or $35,000), which would purchase 50,000 shares, and then 6.00% on the next $495,000 (or $30,000), which would purchase 50,000 shares, and then 5.00% on the amount remaining $255,000 (or $12,750), which would purchase 26,020 shares ($255,000 divided by $9.80 per share).
     For the purposes of such volume discounts, the term “purchaser” includes:
•	an individual, his or her spouse and their children under the age of 21 who purchase the Shares for his, her or their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit sharing or other employee benefit plan qualified under the federal income tax laws; and

•	all commingled trust funds maintained by a given bank.
     IV. Dealers’ Commissions
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Dealer’s selling commission applicable to the total public offering price of Shares sold in the primary offering by Dealer which it is authorized to sell hereunder is as follows:

Distribution Channel Primary Dealers	Shares 7.00%

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     No selling commissions will be paid, and the per Share cash price shall be reduced to $9.30, in connection with Shares sold in the primary offering in the event that the investor has engaged the services of a registered investment advisor or other financial advisor, paid on a fee-for-service basis by the investor.
     No selling commissions will be paid, and the per Share cash price shall be reduced to $9.30, in connection with Shares sold to (i) retirement plans of Dealer, (ii) Dealer in its individual capacity, (iii) IRAs and qualified plans of Dealer’s registered representatives or (iv) any one of Dealer’s registered representatives in their individual capacities.
     No selling commissions, marketing support fees or due diligence expense reimbursement will be paid in connection with Shares sold under the DRP.
     Except as otherwise provided herein, all expenses incurred by Dealer in the performance of Dealer’s obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at Dealer’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.
     The preceding commissions (for the Dealer distribution channel) shall be adjusted for sales under the volume discount program discussed above as follows:

Shares purchased by a purchaser			Commission Rate
1	—	50,000	7.00%
50,001	—	100,000	6.00%
100,001	—	200,000	5.00%
200,001	—	500,000	4.00%
500,001	—	750,000	3.00%
750,001	—	1,000,000	2.00%
1,000,001	—	and up	1.00%
     The above selling commissions shall be based on the gross proceeds of Shares sold by such Dealer and accepted and confirmed by the Company, which commission will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of the marketing support fee earned on the proceeds raised by a Dealer for sales of Shares in the primary offering of up to 1.5% of such proceeds. This reallowance would be in the form of a marketing fee and may also include a reimbursement of certain of a Dealer’s distribution-related costs, such as the costs and expenses of attending educational conferences sponsored by the Dealer Manager and direct attendance fees the Company may pay for employees of the Dealer Manager or its affiliates to attend a seminar sponsored by a Dealer. The Dealer Manager may also reimburse bona fide due diligence expenses of a Dealer in an amount up to 0.5% of the gross offering proceeds attributable to such Dealer. Reimbursement requests for either the 1.5% marketing support fee or 0.5% accountable bona fide due diligence expenses must be made by a Dealer within six months of the date of sale of Shares or such requests will not be honored by the Dealer Manager.
     The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 6 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

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     V. Payment
     Payments of selling commissions or any reallowance of a portion of the marketing support fee will be made by the Dealer Manager to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, Company is relieved of any obligation for selling commissions to Dealer. The Company may rely on and use the preceding acknowledgment as a defense against any claim by Dealer for selling commissions Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer.
     VI. Covenants of Dealer
     Prior to participating in the Offering, Dealer will have reasonable grounds to believe, based on information made available to Dealer by the Dealer Manager and/or the Company through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating an investment in the Company and the Shares.
     Dealer agrees not to rely upon the efforts of the Dealer Manager, which is affiliated with the Company, in determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal or state laws or the Financial Industry Regulatory Authority (“FINRA”). Dealer further agrees to conduct its own investigation to make that determination independent of the efforts of the Dealer Manager.
     Dealer agrees to retain in its records and make available to the Dealer Manager and to the Company for a period of at least six (6) years following the termination of the Offering, information establishing that each investor who purchases the Shares solicited by Dealer is within the permitted class of investors under the requirements of the jurisdiction in which such purchaser is a resident and the suitability standards set forth in the Prospectus and the subscription agreement.
     Dealer agrees that, prior to accepting a subscription for the Shares, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of marketability of the Shares, as appropriate, during the term of the investment.
     Dealer hereby undertakes and agrees to comply with all obligations applicable to Dealer under all applicable laws, rules and regulations, including those set forth by FINRA. In soliciting persons to acquire the Shares, Dealer further agrees to comply with any applicable requirements of the Securities Act, the Exchange Act, other applicable federal securities laws, applicable state securities laws, the rules and regulations promulgated thereunder and the rules of FINRA and, in particular, Dealer agrees that it will not give any information or make any representations other than those contained in the Prospectus and in any supplemental sales literature furnished to Dealer by the Dealer Manager for use in making such solicitations.
     VII. Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Signature Page and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

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     VIII. Prospectus and Supplemental Information
     Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and the Supplemental Information. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus as required by the Securities Act, the Exchange Act, and the Rules and Regulations. The Dealer agrees that it will not send or give any Supplemental Information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Supplemental Information. Dealer agrees that it will not show or give to any investor or prospective Investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings that have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised Preliminary Prospectus to each person to whom it has furnished a copy of any previous Preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the Exchange Act Rules and Regulations thereunder.
          IX. License and Association Membership
     Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a broker-dealer properly registered with the SEC, duly authorized to sell Shares under federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of such association. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing.
     X. Anti-Money Laundering Compliance Programs
     Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with FINRA Rule 3011, Section 352 of the Money Laundering Abatement Act and Sections 103.19, 103.35, and 103.122 of the regulations of the U.S. Treasury Department, and is in compliance with all Executive Orders and Federal Regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, Dealer agrees, upon receipt of an “information request” issued under Section 314 (a) of the USA Patriot Act to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number; (iii) all identifying information provided by the account holder; and (4) the date and type of transaction. The Dealer Manager from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

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     XI. Limitation of Offer
     Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with the provisions of the Rules of Fair Practice set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.
     XII. Termination
     Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.
     This Agreement may be amended at any time by the Dealer Manager by written notice to Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.
     XIII. Privacy Laws
     The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:
     A. Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.
     B. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers.
     XIV. Notice
     All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager:	Grubb & Ellis Securities, Inc. Suite 700 4 Hutton Centre Drive Santa Ana, CA 92707 Facsimile No.: (714) 667-6843 Attention: Kevin K. Hull, President and CEO

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     If to Dealer, to the address or facsimile number and address specified by Dealer on the signature page hereto.
     XV. Attorney’s Fees and Applicable Law
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of California and shall take effect when signed by Dealer and countersigned by the Dealer Manager.
     We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions set forth therein.

Company:

Attention:

Address:

City, State and Zip Code:

Telephone No.:

Facsimile No.:

E-mail Address:

AGREED TO AND ACCEPTED BY THE DEALER:
By:
Signature

By:
Signature

Title:

AGREED TO AND ACCEPTED BY THE DEALER MANAGER: GRUBB & ELLIS SECURITIES, INC.
By:
Kevin K. Hull
President and Chief Executive Officer

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